UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 24, 2009

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

Commission File No. 001-31299

MEDICAL STAFFING NETWORK HOLDINGS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	65-0865171
(State Or Other Jurisdiction Of Incorporation Or Organization)	(IRS Employer Identification No.)

901 Yamato Road, Suite 110

Boca Raton, Florida 33431

(Address Of Principal Executive Offices)

(561) 322-1300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On November 24, 2009, Medical Staffing Network Holdings, Inc. (the “Company”) informed General Electric Capital Corporation (“GECC”), as administrative agent under that certain Amended and Restated Credit Agreement between the Company and GECC, dated March 12, 2009 (the “First Lien Credit Agreement”), that the Company had not met, as of October 25, 2009, the Minimum Consolidated Fixed Charge Coverage Ratio and the Minimum Consolidated EBITDA covenants set forth in the First Lien Credit Agreement.

Upon a default (which includes non-satisfaction of financial covenants) under the First Lien Credit Agreement, the lenders (collectively, the “First Lien Lenders”), for which GECC acts as agent, could, among other remedies, accelerate the maturity of the debts due to them, terminate their commitments to extend credit under the revolving line of credit that is part of the First Lien Credit Agreement and/or increase the interest rate that the Company is obligated to pay to the First Lien Lenders by four percent (4%) per annum. Further, because the First Lien Lenders have a first lien on all of the Company’s assets to secure all of the Company’s obligations due to them under the First Lien Credit Agreement, the First Lien Lenders could take actions under the First Lien Credit Agreement to seek to sell the Company’s assets to repay these obligations.

As of October 25, 2009, the Company owed approximately $81.0 million to the First Lien Lenders under the First Lien Credit Agreement. Additionally, as of such date there were approximately $7.0 million of letters of credit outstanding under the revolving line of credit. Additionally, the Company owes an additional $25.3 million to certain lenders under an Amended and Restated Second Lien Credit Agreement (the “Second Lien Credit Agreement”). As of October 25, 2009, the Company remains in compliance with the financial covenants set forth in the Second Lien Credit Agreement.

The Company is currently in discussions with GECC with respect to the default. While the Company expects to reach an acceptable arrangement with GECC and the First Lien Lenders, if the Company is unable to obtain a waiver or other acceptable arrangement with the First Lien Lenders with respect to the default, it will likely have a material adverse effect on the Company’s business and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Medical Staffing Network Holdings, Inc.

By: /s/ Kevin S. Little
Kevin S. Little
President and Chief Financial Officer

Dated: November 30, 2009

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